SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 10, 2004

Webster Financial Corporation.

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut	06702

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 578-2476

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

     Webster Financial Corporation, the holding company for Webster Bank, National Association, completed the allocation and proration calculations for the shareholder elections in connection with the First City Bank (“First City”) acquisition. The former stockholders of First City will receive an aggregate of approximately $12.2 million in cash and 387,158 shares of Webster common stock. Based on the final election results and applying the proration provisions set forth in the merger agreement, the merger consideration will be paid as follows:

•	Former First City stockholders who made a valid election to receive cash in the merger will receive $27.00 in cash per share, without interest;

•	Because the option to receive Webster common stock was oversubscribed, former First City stockholders who made a valid election to receive Webster common stock in the merger will receive 0.57 shares of Webster common stock for approximately 81.44% of their First City shares, and will receive $27.00 in cash per share, without interest, for the remainder of their First City shares. On a per share basis, this translates to an effective exchange ratio of approximately 0.46 of a share of Webster common stock and a cash payment of approximately $5.01, without interest. The effective exchange ratio was determined by multiplying the 0.57 exchange ratio set forth in the merger agreement by the percentage of First City stock election shares to be converted into Webster stock, and the cash payment was determined by multiplying the $27.00 price set forth in the merger agreement by the percentage of First City stock election shares to be converted into cash. Certificates for fractions of shares of Webster’s common stock will not be issued. Instead of a fractional share of Webster’s common stock, a First City shareholder will receive an amount of cash equal to the fraction of a share of Webster’s common stock to which the shareholder would otherwise be entitled multiplied by $50.46; and

•	Former First City stockholders who expressed no preference or did not make a valid election will receive $27.00 in cash per share, without interest.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBSTER FINANCIAL CORPORATION
Date: December 10, 2004	By:	/s/ William J. Healy William J. Healy Executive Vice President and Chief Financial Officer